                                                              Page 1 of 19 Pages
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                             3TEC Energy Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    88575R308
                                 (CUSIP Number)

                                  June 30, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)

   X     Rule 13d-1(c)

         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         CUSIP NO. 88575R308           13G                   Page 2 of 19 Pages

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA Assurances I.A.R.D. Mutuelle

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308            13G                  Page 3 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA Assurances Vie Mutuelle

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308            13G                  Page 4 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA Conseil Vie Assurance Mutuelle

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308          13G                    Page 5 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA Courtage Assurance Mutuelle

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308           13G                   Page 6 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308              13G                 Page 7 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AXA Financial, Inc.                13-3623351

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  France

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  HC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308               13G                Page 8 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Donaldson, Lufkin & Jenrette, Inc.          13-1898818

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  HC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308            13G                   Page 9 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DLJ Capital Investors, Inc.                 13-3805378

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [X]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  HC

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308             13G                 Page 10 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Pel-Tex Partners LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [ ]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.               TYPE OF REPORTING PERSON *
                  00 (A Limited Liability Company)

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308           13G                   Page 11 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DLJ Fund Investment Partners II L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [ ]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  PN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308             13G                 Page 12 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DLJ LBO Plans Management Corporation       13-3743225

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [ ]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  CO

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 88575R308             13G                 Page 13 of 19 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Townes G. Pressler Jr.             ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (A)  [ ]
                                                                       (B)  [ ]

3. SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2000 BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER                                             0

6.       SHARED VOTING POWER                                           444,423

7.       SOLE DISPOSITIVE POWER                                        0

8.       SHARED DISPOSITIVE POWER                                      444,423

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  444,423

          (Not to be construed as an admission of beneficial ownership)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *                                              | |

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               2.99%

12.      TYPE OF REPORTING PERSON *
                  IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 19 Pages
Item 1.

(a)      Name of Issuer:

                  3TEC Energy Corporation

(b)      Address:

                  1221 Lamar Street,  Houston,  Texas  77010

Item 2.(a) and (b) Names of Persons Filing; Address

                  AXA Conseil Vie Assurance Mutuelle,
                  100-101 Terrasse Boieldieu
                  92042 Paris La Defense France

                  AXA Assurances I.A.R.D Mutuelle, and
                  AXA Assurances Vie Mutuelle,
                  21, rue de Chateaudun
                  75009 Paris France

                  AXA Courtage Assurance Mutuelle,
                  26, rue Louis le Grand
                  75002 Paris France

                  as a group (collectively, the 'Mutuelles AXA').

                  AXA
                  9 Place Vendome
                  75001 Paris France

                  AXA Financial, Inc.
                  1290 Avenue of the Americas
                  New York, New York 10104

                  Donaldson, Lufkin & Jenrette, Inc.
                  DLJ Capital Investors, Inc.
                  DLJ LBO Plans Management Corporation
                  DLJ Fund Investment Partners II  L.P.
                  Pel-Tex Partners LLC
                  Townes G. Pressler, Jr.
                  277 Park Avenue
                  New York, New York 10172

      (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                             Page 15 of 19 Pages
Item 2.  (c)Citizenship

                  Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or an individual except as noted below:

                           Mutuelles AXA and AXA - France

Item 2.(d)Title of Class of Securities:

                  Common stock

Item 2.(e)CUSIP Number:

                  88575R308

Item 3. Type of Reporting Person:

                  AXA Financial, Inc.                                  HC
                  The Mutuelles AXA, as a group,                       HC
                  AXA                                                  HC
                  Donaldson, Lufkin & Jenrette, Inc.                   HC
                  DLJ Capital Investors, Inc.                          HC
                  DLJ LBO Plans Management Corporation                 CO
                  DLJ Fund Investment Partners II  L.P.                PN
                  Pel-Tex Partners LLC                                 OO (1)
                  Townes G. Pressler, Jr.                              IN

(1) limited Liability Company

                                                             Page 16 of 19 Pages

Item 4. Ownership as of June 30, 2000:


                                                        (a)              (b)
                                                       Amount          Percent
                                                     Beneficially     of Class
                                                     Owned(Shares)       (1)
The Mutuelles AXA, as a group (2)                      444,423          2.99%
AXA (2)                                                444,423          2.99%
AXA Financial, Inc.                                    444,423          2.99%
Donaldson, Lufkin & Jenrette, Inc.                     444,423          2.99%
DLJ Capital Investors, Inc.                            444,423          2.99%
DLJ Fund Investment Partners II L.P.                   444,423          2.99%
DLJ LBO Plans Management Corporation                   444,423          2.99%
Pel-Tex Partners LLC                                   444,423          2.99%
Townes G. Pressler, Jr.                                444,423          2.99%


Each of the AXA entities expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this
Schedule 13G.

Each of the subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.

DLJ Fund Investment Partners II L.P., as the controlling member of Pel-Tex Partners LLC, could be deemed a beneficial owner of the securities reported in this Schedule 13G. DLJ Fund Investment Partners II L.P. expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

DLJ LBO Plans Management Corporation and Townes G. Pressler, Jr., in their capacity as the Managers of Pel-Tex Partners LLC, could be deemed beneficial owners of the securities reported in this Schedule 13G. DLJ Plans Management Corporation and Townes G. Pressler, Jr. expressly declare that the filing of this Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) of the Exchange Act, the beneficial owners of any securities covered by this Schedule 13G.

(b)      Percent of class:          2.99%

ITEM 4. Ownership as of June 30, 2000(CONT.)                 Page 17 of 19 Pages

(c)      Deemed Voting Power and Disposition Power:

                                   (i) Sole          (ii) Shared     (iii) Sole power to    (iv) Shared power
                                 power to vote      power to vote       dispose or to       to dispose or to
                                 or to direct       or to direct          direct the           direct the
                                   the vote           the vote          disposition of       disposition of
The Mutuelles AXA,                       0              444,423                0                 444,423
   as a group
AXA                                      0              444,423                0                 444,423
AXA Financial, Inc.                      0              444,423                0                 444,423
Donaldson, Lufkin &                                     444,423                0                 444,423
Jenrette, Inc.
DLJ Capital
   Investors, Inc.                       0              444,423                0                 444,423
DLJ LBO Plans
   Management                            0              444,423                0                 444,423
   Corporation
DLJ Fund Investment                      0              444,423                0                 444,423
Partners II L.P.
Pel-Tex Partners LLC                     0              444,423                0                 444,423
Townes G. Pressler,                      0              444,423                0                 444,423
   Jr.


                                                             Page 18 of 19 Pages

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

         ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

         ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

         (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

                  (X)      Donaldson, Lufkin & Jenrette, Inc.

                  (X)      DLJ Capital Investors, Inc.

                  (X)      Pel-Tex Partners LLC

                  (X)      DLJ LBO Plans Management Corporation

                  (X)      Townes G. Pressler, Jr.

                  (X) DLJ Fund Investment Partners II L.P., which holds a controlling 60.8% membership interest in Pel-Tex Partners LLC

                                                             Page 19 of 19 Pages

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

         Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no further reporting obligation under section 13(d) of the Securities and Exchange Commission thereunder, and the reporting persons have no obligation to amend this Statement if any material change occurs in the facts set forth herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 17, 2000

AXA Financial, Inc.

By:  /s/ Alvin H Fenichel
   ------------------------------------------
Name:    Alvin H Fenichel
Title:   Senior Vice President and Controller


*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit A, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, Donaldson, Lufkin & Jenrette, Inc., DLJ Capital Investors, Inc., DLJ LBO Plans Management Corporation, DLJ Fund Investment Partners II L.P. , Pel-Tex Partners LLC, and Townes G. Pressler, Jr., this statement of Schedule 13G is filed on behalf of each of them.